Exhibit 10.1

Amendment NO. 1 to AMENDED AND RESTATED employment Agreement

This AMENDMENT NO. 1 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is entered into this 27 day of December 2021 (the “Effective Date”), by and between MIRION TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and THOMAS D. LOGAN (“Executive”) (each of Executive and the Company, a “Party” and collectively, the “Parties”).

WHEREAS, Executive has been employed by the Company pursuant to the terms of that certain Amended and Restated Employment Agreement, by and between Executive and the Company, dated as of August 13, 2021 (the “Agreement”);

WHEREAS, the Company desires to continue to employ Executive as the Chief Executive Officer and for Executive to serve as Chief Executive Officer of the Company and wishes to acquire and be assured of Executive’s services as of and after the Effective Date on the terms and conditions hereinafter set forth; and

WHEREAS, Executive desires to continue to be employed by the Company as the Chief Executive Officer and to perform and to serve the Company on the terms and conditions hereinafter set forth.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the Company and Executive hereby agree as follows:

1.	AMENDMENTS

(a)	Section 3(a) is hereby deleted and replaced in its entirety with the following:

The Executive shall receive a base salary of $700,000 per year (“Base Salary”) Base Salary shall be payable in accordance with the payroll policies from time to time in effect at the Company. Executive’s Base Salary shall be subject to increase (but not decrease) on an annual basis as the Compensation Committee of the Board (the “Compensation Committee”) shall determine in its sole discretion.

(b)   The first sentence of Section 3(b) of the Agreement is hereby deleted and replaced in its entirety with the following:

In addition to Base Salary, during the Employment Period, Executive shall be eligible to receive an annual cash incentive bonus targeted at one hundred percent (100%) of Base Salary (the “Target Bonus”), with the potential to receive up to one hundred and fifty percent (150%) of Base Salary, based on the achievement of performance criteria determined by the Compensation Committee (the actual bonus that is paid, the “Incentive Bonus”).

(c)	A new Section 3(e) is hereby added:

Equity Grants.

(i) 2021 Retention Grant. Executive shall receive a one-time retention/bridge equity incentive grant having a target total grant date value equal to $6,000,000 (2/3 of which will be in the form of time-vesting restricted stock units (“RSUs”) and 1/3 of which will be in the form of performance-vesting restricted stock units (“PSUs”)), effective on the Effective Date. The terms and conditions of such equity incentive grants (including, but not limited to, the vesting conditions) shall be set forth in separate award agreements, and shall in all events be subject to the terms and conditions of the Mirion Technologies, Inc. Omnibus Incentive Plan (the “Incentive Plan”).

(ii) Annual Equity Grants. Beginning in calendar year 2022 and each subsequent calendar year occurring during the Employment Period, Executive shall be eligible to be considered for annual long-term equity incentive grants having a target total grant date value equal to $2,700,000 (2/3 of which will be in the form of RSUs and 1/3 of which will be in the form of PSUs for calendar year 2022 and subject to a different mix of RSUs and PSUs in future years at the discretion of the Board), with any such grants to be made at the same time as other senior executives of the Company. The terms and conditions of such equity incentive grants (including, but not limited to, the vesting conditions) shall be set forth in separate award agreements, and shall in all events be subject to the terms and conditions of the Incentive Plan and the approval of the Board.

(d)	Section 4 is hereby deleted and replaced in its entirety with the following:

Reimbursement for Expenses. During the Employment Period, Executive shall be entitled to incur on behalf of the Company reasonable and necessary expenses in connection with his duties in accordance with the Company’s policies and the Company shall pay for or reimburse Executive for all such expenses upon Executive’s presentation of proper receipts therefore including, without limitation, (a) reimbursement for first class air travel expenses, (b) the cost of an annual local executive physical examination (e.g., Monterey Program for Executive Health), up to $10,000 and (c) the costs of annual financial planning services, up to $5,000 per year.

(e)	Section 6(c) is hereby deleted and replaced in its entirety with the following:

(c) Termination Without Cause or by Executive for Good Reason; Termination Without Cause or by Executive for Good Reason in Connection with a Change in Control. If Executive’s employment has been terminated by the Company at any time during the Employment Period without Cause or by Executive for Good Reason (with certain enhancements pursuant to Section 6(c)(ii) if such termination occurs within twenty-four (24) months immediately following a Change in Control (as such term is defined in the Incentive Plan) that occurs after January 1, 2022), Executive shall, subject to timely compliance with Section 6(h), be entitled to an amount equal to:

(i)   Base Salary through the date of termination;

(ii)   Base Salary for the Severance Period (as defined in Section 6(g)), payable in accordance with the usual payroll policies in effect at the Company as if Executive was employed at the time; provided however that, if Executive’s termination of employment pursuant to this Section 6(c) occurs within twenty-four (24) months immediately following a Change in Control that occurs after January 1, 2022, Executive shall instead be entitled to two (2) times the sum of (A) his Base Salary and (B) his Target Bonus, which amount shall be paid in equal installments over the Severance Period in accordance with the usual payroll policies in effect at the Company as if Executive was employed at the time; provided, further that any such payments under this Section 6(c)(ii) that otherwise would be paid prior to the date that the release contemplated by Section 6(h) (the “Release”) becomes effective instead shall be paid within five (5) business days after such effective date, and the remaining such payments shall be paid over the remainder of the Severance Period; provided, further, that if the period during which Executive may execute and revoke the Release begins in one calendar year and ends in the next calendar year, then any such payments that otherwise would be paid in such first calendar year instead shall be paid during the first fifteen business days of such next calendar year;

(iii)   a pro rata portion of Executive’s Incentive Bonus, if any, for the applicable period during the fiscal year in which termination occurs (which portion of such bonus shall be reasonably determined by the Compensation Committee), payable at the same time as such payment would be made while Executive was employed by the Company;

(iv)   any accrued and unpaid vacation pay, unreimbursed expenses or other benefits which may be applicable to and owing in accordance with Company policies or applicable law; and

(v)   continuation of all health benefits offered to senior executives of the Company for eighteen (18) months immediately following the date of termination of employment.

The Company agrees that if the Executive’s employment with the Company is terminated without Cause or by the Executive for Good Reason, the Executive is not required to seek other employment or to attempt in any way to reduce any amount payable to the Executive by the Company pursuant to this Agreement. For the avoidance of doubt, any payments made pursuant to this Agreement during the Severance Period shall be in lieu of, and not in addition to, any severance payments generally paid by the Company to its employees, including pursuant to any plan or policy of the Company.

(f)	Section 6(g) is hereby deleted and replaced in its entirety with the following:

Severance Period Defined. For purposes of this Agreement, “Severance Period” shall mean the period, if any, beginning on the date of the termination of Executive’s employment as described in Section 6(c) and ending on the date that is twenty-four (24) months thereafter. Any severance payments made pursuant to this Agreement shall be in lieu of any severance payments generally paid by the Company to its employees.

(g)	Section 11 is hereby deleted and replaced in its entirety with the following:

Code Section 280G. To the extent that any of the payments and benefits provided for under this Agreement together with any payments or benefits under any other agreement or arrangement between the Company and Executive (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, the amount of such Payments shall be reduced to the amount that would result in no portion of the Payments being subject to the excise tax imposed pursuant to Section 4999 of the Code if and only if such reduction would provide Executive with an after-tax amount greater than if there was no reduction.  Unless the Company and Executive otherwise agree, any determination required under this Section 11 shall be made in writing in good faith by the Company’s independent accounting firm or such other nationally or regionally recognized accounting firm selected by the Company (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. Any reduction shall be done in a manner that maximizes the amount to be retained by Executive, provided that to the extent any order is required to be set forth herein, then such reduction shall be applied in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced next (if necessary, to zero), with amounts that are payable or deliverable last reduced first; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G- 1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); (iv) payments due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) of this Section 11 will be next reduced pro rata. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 11. The Company shall bear all costs that the Accountants may reasonably incur in connection with any calculations contemplated by this Section 11.

2.	EFFECTIVENESS OF AMENDMENT; COUNTERPARTS

This Amendment shall become effective on the Effective Date. Except as amended by the terms of this Amendment, the Agreement shall remain in full force and effect in accordance with its terms. This Amendment may be executed by electronic transmission (i.e., facsimile or electronically transmitted portable document (PDF) or DocuSign or similar electronic signature) and in counterparts any one of which need not contain the signature of more than one Party, but all such counterparts taken together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

MIRION TECHNOLOGIES, INC.

By:	/s/ Emmanuelle Lee
	Name:	Emmanuelle Lee
	Title:	General Counsel

EXECUTIVE

/s/ Thomas D. Logan
Thomas D. Logan